Exhibit 10.1

COPT DEFENSE PROPERTIES
PERFORMANCE-BASED RESTRICTED SHARE UNIT AWARD CERTIFICATE
(2017 OMNIBUS EQUITY AND INCENTIVE PLAN)

This Performance-Based Restricted Share Unit Award Certificate (this “Certificate”) pertains to the Target Award (as hereinafter defined) granted on [DATE] (the “Grant Date”) by COPT Defense Properties, a Maryland real estate investment trust (the “Company”), to the undersigned grantee (the “Grantee”).

1. Definitions. For purposes of this Certificate, the following terms shall be defined as set forth below:

“Absolute Total Shareholder Return” means, with respect to the Performance Period, the average, compounded, annual return that would have been realized by a shareholder who (1) bought one Share on the first day of the Performance Period for the Share Price on such date, (2) reinvested each dividend and other distribution declared during such period of time and received with respect to such Share (and any other Shares previously received upon reinvestment of dividends or other distributions), without deduction for any taxes with respect to such dividends or other distributions or any charges in connection with such reinvestment, in additional Shares at a price per Share equal to the sum of (A) the Fair Market Value on the trading day immediately preceding the ex-dividend date for such dividend or other distribution less (B) the amount of such dividend or other distribution and (3) sold such Shares on the last day of such Performance Period for the Share Price on such date, without deduction for any taxes with respect to any gain on such sale or any charges in connection with such sale. As set forth in, and pursuant to, Section 6 of this Certificate, appropriate adjustments to the Absolute Total Shareholder Return shall be made to take into account all share dividends, share splits, reverse share splits and the other events set forth in Section 6 that occur during the Performance Period.
“Administrator” means the compensation committee of the Board, or its delegate, to the extent so authorized by such Administrator under the terms of the Plan, if and to the extent the Administrator has delegated its authority under the terms of the Plan, the term “Administrator” herein will be deemed to refer to the authorized delegate.
“Cause” means (A) if the Grantee is a party to an Employment Agreement that includes a definition of “cause” or is a participant in the Executive Change in Control and Severance Plan, the definition of such term in such Employment Agreement or the Executive Change in Control and Severance Plan, as applicable, or (B) if the Grantee is not party to an Employment Agreement that defines “cause” and is not a participant in the Executive Change in Control and Severance Plan, a determination by the Administrator that the Grantee shall be dismissed as a result of (i) a violation by the Grantee of any applicable law or regulation respecting the business of the Company and its Subsidiaries; (ii) the Grantee’s conviction of, indictment for or plea of no contest by the Grantee of a felony or any crime involving moral turpitude; (iii) any act of dishonesty or fraud, or, if applicable, the Grantee’s commission of an act which in the opinion of the Administrator disqualifies the Grantee from serving as an officer or director of the Company; (iv) the willful or negligent failure of the Grantee to perform his or her duties to the Company and its Subsidiaries (other than by reason of disability), which failure continues for a period of thirty

(30) days after written notice thereof is given to the Grantee; or (v) a violation of any provision of the Company’s Code of Business Conduct and Ethics.
“Change in Control” has the meaning set forth in the Plan.
“Comparator Companies” means the companies listed on Appendix I, attached hereto, which are the companies that currently comprise the Office Property Sector of the FTSE NAREIT All REIT Index; provided that, unless otherwise determined by the Administrator in its sole discretion, no such company will be deemed a Comparator Company if such company ceases to have a class of common equity securities listed on a national securities exchange. In the event that a company listed on Appendix I ceases trading earlier than the last six (6) months of the Performance Period, the total return of an index, as determined by the Administrator, calculated in the same manner as Absolute Total Shareholder Return is calculated, for the entire period shall be substituted for such Comparator Company’s Absolute Total Shareholder Return. In the event that a company listed on Appendix I ceases trading during the last six (6) months of the Performance Period, the Administrator shall calculate and utilize such Comparator Company’s Absolute Total Shareholder Return ranking relative to Comparator Companies on the trading day immediately prior to the announcement of the transaction or event leading to the Company no longer having a class of common equity securities listed on a national securities exchange, for comparison to the other full-period Comparator Company Absolute Total Shareholder Return results.
“Comparator Company Absolute Total Shareholder Return” means, for a Comparator Company, with respect to the Performance Period, the absolute total shareholder return of the common equity of such Comparator Company during the Performance Period, calculated in the same manner as Absolute Total Shareholder Return is calculated.
“Constructively Discharged” means (A) if the Grantee is a party to an Employment Agreement that includes a definition of “constructively discharged” or is a participant in the Executive Change in Control and Severance Plan, the definition of such term in such Employment Agreement or the Executive Change in Control and Severance Plan, as applicable, or (B) if the Grantee is not party to an Employment Agreement that defines “constructively discharged” and is not a participant in the Executive Change in Control and Severance Plan, the occurrence of any one of the following events: (i) the Grantee is not re-elected to, or is removed from, the position the Grantee holds with the Company as of the Grant Date, other than as a result of the Grantee’s election or appointment to positions of equal or superior scope and responsibility; (ii) the Grantee shall fail to be vested by the Company with the powers, authority and support services normally attendant to any of said offices; (iii) the Company shall notify the Grantee that the employment of the Grantee will be terminated or materially modified in the future or that the Grantee will be Constructively Discharged in the future; or (iv) the Company changes the primary employment location of the Grantee to a place that is more than fifty (50) miles from the primary employment location as of the Grant Date. Notwithstanding the foregoing, the Grantee shall not be deemed to be Constructively Discharged unless (1) the Grantee notifies the Company in writing of the occurrence of the condition that would constitute a Constructive Discharge hereunder within 90 days after the first occurrence of such condition; (ii) the Company fails to remedy the condition within 30 days after such notice is provided (the “Cure Period”); and (iii) the Grantee terminates the Grantee’s employment within 10 days after the end of the Cure Period.

“Disability” means (A) if the Grantee is a party to an Employment Agreement, and “disability” is defined therein, such definition, or (B) if the Grantee is not party to an Employment Agreement that defines “disability,” the Grantee is determined to be disabled under the applicable long-term disability program of the Company and its Subsidiaries then covering the Grantee or by a physician engaged by the Company or its applicable Subsidiary and reasonably approved by the Grantee.
“Employment Agreement” means, as of a particular date, the Grantee’s employment agreement with the Company, or a Subsidiary of the Company, in effect as of that date, if any.
“Executive Change in Control and Severance Plan” means the Corporate Office Properties Trust, Corporate Office Properties L.P. Executive Change in Control and Severance Plan, as in effect from time to time.
“Fair Market Value” of Shares as of a particular date means (a) if Shares are then listed on a national stock exchange, the closing sales price per share on the principal national stock exchange on which Shares are listed on such date (or, if such date is not a trading date on which there was a sale of such shares on such exchange, the last preceding date on which there was a sale of Shares on such exchange), (b) if Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for Shares in the principal over-the-counter market on which Shares are traded on such date (or, if such date is not a trading date on which there was a sale of Shares on such market, for the last preceding date on which there was a sale of Shares in such market), or (c) if Shares are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Administrator in its discretion may in good faith determine; provided that, where Shares are so listed or traded, the Administrator may make such discretionary determinations where Shares have not been traded for 10 trading days.
“Performance Period” means, the period commencing on [PERFORMANCE PERIOD START] and concluding on the earlier of (i) [PERFORMANCE PERIOD END] (ii) the date of a Change in Control or (iii) the date of a Qualified Termination.
“Plan” means the Corporate Office Properties Trust 2017 Omnibus Equity and Incentive Plan, as amended from time to time.
“Qualified Termination” means termination of the Grantee’s employment by the Company and its Subsidiaries without Cause, by the Grantee following the date on which the Grantee is Constructively Discharged, or by reason of the Grantee’s death or Disability.
“Share Price” means, as of a particular date, the average of the Fair Market Value of one Share for the fifteen (15) trading days starting on, and including, such date (or, if such date is not a trading day, the trading day immediately following such date); provided that if such date is the date upon which a Transactional Change in Control occurs, the Share Price as of such date shall be equal to the fair market value in cash, as determined by the Administrator, of the total consideration paid or payable in the transaction resulting in the Transactional Change in Control for one Share.
“Transactional Change in Control” means (a) a Change in Control described in clause (i) of the definition thereof where the person makes a tender offer for Shares or (b) a Change in Control described in clause (ii) of the definition thereof.

2. Award.

(a) Restricted Share Units. Pursuant to the Plan, the Company hereby grants, as of the Grant Date, a target award consisting of XX,XXX Restricted Share Units (the “Target Award”) to the Grantee, subject to the restrictions and conditions set forth herein and in the Plan.

(b) Plan Incorporated. This Target Award shall be subject to and governed by all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Certificate. Capitalized terms in this Certificate shall have the meaning specified in the Plan, unless a different meaning is specified herein.
3. Determination and Issuance of Shares.
(a) The number of Restricted Share Units to be earned pursuant to this certificate (the “Earned Share Units”), expressed as a percentage of the Target Award (the “Award Earned Percentage”), will be based on the percentile rank of the Absolute Total Shareholder Return relative to the Comparator Company Absolute Total Shareholder Returns for the Comparator Companies for the Performance Period as set forth below, except as set forth in Section 4(c) below.

Percentile Rank	Award Earned Percentage
75th percentile or greater	200% of the Target Award
50th percentile	100% of the Target Award
25th percentile	50% of the Target Award
Below 25th percentile	0% of the Target Award

The percentile rank above shall be calculated using the following formula:

Percentile Rank =	X
Y
Where:
X = the number of Comparator Companies with a Comparator Company Absolute Total Shareholder Return less than the Absolute Total Shareholder Return during the Performance Period.
Y = the number of Comparator Companies.

If the percentile rank exceeds the 25th percentile and is between two of the percentile ranks set forth in the table above, then the Award Earned Percentage will be interpolated between the ranges set forth in the table above to reflect any performance between the listed percentiles (e.g., a 62.5 percentile rank would result in an Award Earned Percentage of 150% of the Target Award).
(b) Notwithstanding anything to the contrary herein,
(i)(X)     if the Award Earned Percentage under Section 3(a) is more than 100% of the Target Award when the Absolute Total Shareholder Return is negative, then the Award Earned Percentage under Section 3(a) will be reduced by 25 percentage points (e.g., a 100th percentile rank would result in an Award Earned Percentage of 175% of the Target Award), but in no event to an Award Earned Percentage of less than 100% of the Target Award; and (Y) the Restricted Share Units associated with the decrease in Earned Share Units resulting from the reduction in Award Earned Percentage applied in Section 3(b)(i)(X) above (the “Adjusted Restricted Share Units”) will remain outstanding and, in the event that the Absolute Shareholder Return becomes positive on any date during the twelve months following the expiration of the originally applicable Performance Period (i.e., by December 31, 2028), the Adjusted Restricted Share Units will be deemed to be Earned Share Units within thirty (30) days of when such date occurred, no later than December 31, 2028 (such date on which the Restricted Share Units are deemed to be Earned Share Units, the “Reinstatement Date”); and
(ii) regardless of the percentile rank of the Company under Section 3(a), no less than 50% of the Target Award shall be considered Earned Share Units if the Absolute Total Shareholder Return is at least 6%, and no less than 100% of the Target Award shall be considered Earned Share Units if the Absolute Total Shareholder Return is at least 10%, with linear interpolation for the minimum percentage of the Target Award to be considered Earned Share Units if the Absolute Total Shareholder Return is between 6% and 10% (e.g., no less than 75% of the Target Award shall be considered Earned Share Units if the Absolute Total Shareholder Return is 8%).
(c) As soon as practicable following the conclusion of the Performance Period, the Administrator shall determine the actual number of Earned Share Units, if any, as of the final day of the Performance Period (the date on which the determination is made, the “Determination Date”). Any Restricted Shares Units which do not become Earned Share Units on the Determination Date, other than the Adjusted Restricted Share Units, if any, shall be forfeited automatically and without further action as of that date. As soon as practicable following the Determination Date (but in no event later than 74 days following the conclusion of the Performance Period in the case of any Earned Share Units, other than Adjusted Restricted Share Units) (the “Issuance Date”), the Company will issue to the Grantee a number of Shares equal to the number of Earned Share Units, subject to Section 8 below, which, together with any payments due pursuant to Section 5, shall be in full settlement of the award granted under this Certificate. Such settlement is intended to comply with the requirements for a “short term deferral” under Section 409A of the Code and this Certificate and will be construed and administered to comply with such requirements. Notwithstanding the foregoing, the Adjusted Restricted Share Units, if any, will remain outstanding until the earliest of the Reinstatement Date under Section 3(b)(i)(Y) above, the first anniversary of the expiration of the Performance Period and the date of a Change in Control, at which time any Adjusted Restricted Share Units that have not become Earned Share Units shall be forfeited automatically and without further action as of that date. In the case that any Adjusted Restricted Share Units that become Earned Share Units, the applicable “Determination Date” for purposes of this Certificate will be the Reinstatement Date, and the Issuance Date shall in no event be later than 30 days following the Reinstatement Date.

4. Termination of Employment/Change in Control.
(a) In the event that, prior to [PERFORMANCE PERIOD END], the Grantee’s employment with the Company and its Subsidiaries shall terminate and such termination of employment is a Qualified Termination, then the Performance Period will end early, as provided in the definition of such term, and the amount of the Target Award earned under this Certificate will be calculated as provided in Section 3 above and Section 4(c) below. In the event that, prior to the conclusion of the Performance Period, the Grantee’s employment with the Company and its Subsidiaries shall terminate and such termination of employment is not a Qualified Termination, then the Grantee shall automatically forfeit the Restricted Share Units and all other rights granted hereunder as of the date of termination of employment.
(b) In the event that, prior to [PERFORMANCE PERIOD END], a Change in Control occurs, then the Performance Period will end early, as provided in the definition of such term, and the amount of the Target Award earned under this Certificate will be calculated as provided in Section 3 above (provided, however, that Section 3(b)(i)(X) will not apply) and Section 4(c) below. In the event that a Change in Control occurs after the end of the Performance Period while Adjusted Restricted Share Units remain outstanding, the number of Adjusted Restricted Share Units earned under this Certificate, if any, will be calculated as provided in Section 3 above.
(c) In the event that the Performance Period ends prior to [PERFORMANCE PERIOD END] due to a Change in Control or a Qualified Termination, the number of Restricted Share Units that are earned shall be prorated based upon (X) the number of days from and including the Grant Date to and including the effective date of such Change in Control or Qualified Termination, divided by (Y) the number of days from and including the Grant Date to and including [PERFORMANCE PERIOD END].
5. Dividend Equivalent Payments. As of the applicable Issuance Date, with respect to each Earned Share Unit, if any, the Grantee shall be entitled to receive dividend equivalent payments (“Dividend Equivalent Payments”) in an amount equal to the difference between the aggregate amount of dividends that the Grantee would have been paid with respect to the Shares to be issued upon settlement of the Earned Share Units on or before the applicable Issuance Date if such Shares had been issued on the first day of the Performance Period. The Dividend Equivalent Payments shall be issuable to the Grantee on, or as soon as practicable (but not later than sixty (60) days) following, the applicable Issuance Date in the form of Shares, with such number of Shares being equal to (a) the dollar amount of the Dividend Equivalent Payments divided by (b) the Share Price used in connection with the calculation of the Earned Share Units. With respect to dividends with a record date prior to the applicable Issuance Date and a payment date after the applicable Issuance Date, the Company will pay the Grantee on, or as soon as practicable (but not later than sixty (60) days) following, the payment date for such dividends, an additional number of Shares equal to (i) the dollar amount of such dividends that would have been paid with respect to the Shares issued on the applicable Issuance Date upon settlement of the Earned Share Units as if they had been issued prior to the record date for such dividends divided by (ii) the Share Price used in connection with the calculation of the Earned Share Units. The payment of Dividend Equivalent Payments under this Section 5 is intended to comply with the requirements for a “short term deferral” under Section 409A of the Code and this Certificate and this Section 5 will be construed and administered to comply with such requirements.

6. Adjustments. Without duplication with the provisions of Section 3 of the Plan, if (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or Shares of the Company or a transaction similar thereto, (ii) any share dividend, share split, reverse share split, share combination, reclassification, recapitalization, or other similar change in the capital structure of the Company, or any distribution to holders of Shares other than ordinary cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Administrator necessitates action by way of adjusting the terms of the Certificate, then and in that event, the Administrator shall take such action as shall be necessary to maintain the Grantee’s rights hereunder so that they are substantially proportionate to the rights existing under this Certificate prior to such event, including, but not limited to, adjustments to Absolute Total Shareholder Return, in the number of Restricted Share Units then subject to this Certificate and substitution of other awards under the Plan or otherwise.
7. Restrictions and Conditions. Subject to the provisions of the Plan and this Certificate, except as may otherwise be permitted by the Administrator, the Grantee shall not be permitted voluntarily or involuntarily to sell, assign, transfer, or otherwise encumber or dispose of the Restricted Share Units or this award; provided that the foregoing restriction shall not apply to Shares actually issued to the Grantee pursuant to Section 3(b) above.
8. Withholding of Tax. The Company and its Subsidiaries shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law. The Grantee shall, not later than the date as of which vesting or payment in respect of this award becomes a taxable event for Federal income tax purposes, pay to the Company or its applicable Subsidiary or make arrangements satisfactory to the Company or its applicable Subsidiary for payment of any Federal, state and local taxes required by law to be withheld on account of such taxable event; provided that, unless otherwise permitted by the Administrator, the Company will satisfy the required tax withholding obligation by withholding a number of Shares with an aggregate Fair Market Value that would satisfy the withholding amount due; provided, however, to the extent necessary to avoid adverse accounting treatment, such Share withholding may be limited to the minimum required tax withholding obligation. For purposes of determining the number of Shares to be withheld to satisfy the withholding tax obligation pursuant to this Section, the Fair Market Value of the Shares to be withheld shall be calculated in the same manner as the Shares issued on the Issuance Date are valued for purposes of determining the amount of withholding taxes due.

9. Employment Relationship. For purposes of this Certificate, the Grantee shall be considered to be in the employment of the Company as long as the Grantee remains an employee of either the Company, any successor entity or a Subsidiary of the Company or any successor. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Administrator, or its delegate, as appropriate, and its determination shall be final.

10. Administrator’s Powers. No provision contained in this Certificate shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Administrator or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Share Units.

11. Binding Effect. This terms and conditions set forth in this Certificate shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Grantee.

12. Governing Law. This Certificate and the Restricted Share Units granted hereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland.

13. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Certificate to continue the Grantee in employment and neither the Plan nor this Certificate shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.
14. Notices. Notices hereunder shall be mailed or delivered (electronically or otherwise) to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address or email address on file with the Company or, in either case, at such other address or email address as one party may subsequently furnish to the other party in writing.

15. Miscellaneous. This award shall be granted pursuant to the Plan. Except as expressly provided otherwise herein, the Grantee shall not be deemed the holder of, or have any of the rights of a holder with respect to, any Shares that may be issued in respect of Restricted Share Units awarded hereunder unless and until Shares have actually been issued in settlement of this award. Thereupon, the Grantee shall have all the rights of a shareholder with respect to such Shares, including voting, dividend and other ownership rights.

16. Employment Agreement; Executive Change in Control and Severance Plan. Except as specifically provided otherwise in this Certificate, any provisions in the Employment Agreement or the Executive Change in Control and Severance Plan relating to accelerated vesting or that would otherwise modify the vesting provisions set forth herein in connection with a termination of employment, a Change in Control or in any other circumstance shall not apply to this Certificate or the Restricted Share Units granted hereunder, and the specific terms of this Certificate shall supersede such provisions.

17. Data Privacy Consent. In order to administer the Plan and the Restricted Share Units granted hereunder and to implement or structure future equity grants, the Company and its agents may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or the Restricted Share Units granted hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed by an officer thereunto duly authorized.

                    COPT Defense Properties,
    a Maryland real estate investment trust

                    By:_______________________________
    Name: On Behalf of COPT Defense Properties, Name
    Title: Title

_________________________
Date

[Signature Page to Performance-Based Restricted Share Unit Award Certificate]

Appendix I

Comparator Companies

1.	BXP	Boston Properties, Inc.
2.	BDN	Brandywine Realty Trust
3.	CMCT	Creative Media & Community Trust Corporation
4.	CIO	City Office REIT, Inc.
5.	CUZ	Cousins Properties Inc.
6.	DEI	Douglas Emmett, Inc.
7.	DEA	Easterly Government Properties Inc
8.	ESRT	Empire State Realty Trust Inc.
9.	FSP	Franklin Street Properties Corp.
10.	HIW	Highwoods Properties Inc.
11.	HPP	Hudson Pacific Properties Inc.
12.	KRC	Kilroy Realty Corp.
13.	NLOP	Net Lease Office Properties
14.	ONL	Orion Office REIT, Inc.
15.	OPI	Office Properties Income Trust
16.	PGRE	Paramount Group Inc.
17.	PDM	Piedmont Office Realty Trust
18.	SLG	SL Green Realty Corp.
19.	VNO	Vornado Realty Trust